EXHIBIT 10.26


                             DEMAND PROMISSORY NOTE



$5,000,000.00                 Salt Lake City, Utah             December 10, 1997



        FOR VALUE RECEIVED, on demand, the undersigned, Nedra D. Roney ("Maker"), hereby promises to pay to Nu Skin Asia Pacific, Inc., a Delaware corporation ("Payee"), or order, in the manner hereinafter provided, the original principal amount of Five Million and No/100 Dollars ($5,000,000.00) plus per annum interest on such original principal amount at the statutory rate on the date hereof under the Internal Revenue Code of 1986, as amended (such original principal amount and interest accrued or accruing thereon being referred to herein collectively as the "Note Amount). This Demand Promissory
Note is secured by a Stock Pledge Agreement of even date herewith by and between Maker and Payee (the "Pledge Agreement") encumbering certain of Maker's property.

        Subject to the terms of this Demand Promissory Note, Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the Note Amount. Unless previously paid in full by Maker, the entire unpaid principal balance and all accrued interest thereon constituting the Note Amount shall be due and payable to Payee, or order, without notice or demand on December 31, 2000 (the "Maturity Date").

        All payments of principal and interest under this Demand Promissory Note shall be made in lawful money of the United States of America or, with the consent of Payee, in shares of Payee's Class B common stock, $.001 par value per share ("Class B Common Stock"), at 75 West Center Street, Provo, Utah 84601,
Attention:
 Chief Financial Officer, or at such other place in the United States of America as Payee shall designate to Maker in writing. Payments in lawful money of the United States of America shall be made by certified or bank cashier's check, or by wire transfer of immediately available funds to an account designated by Payee to Maker in writing. Payments of principal made in shares of Class B Common Stock shall be made from the shares of Class B Common Stock pledged by Maker to Payee pursuant to the Pledge Agreement and shall be valued, for purposes of such repayment, at Fourteen and 31/100 Dollars ($14.31) per share. The number of shares pledged by Maker to Payee under the Pledge Agreement shall be reduced by the amount of any principal payment made using shares of Class B Common Stock. Payments of accrued interest hereunder using shares of Class B Common Stock shall be made with shares of Class B Common Stock owned by the Maker other than shares of Class B Common Stock subject to the Pledge Agreement.

        Payee shall not demand payment under this Demand Promissory Note if such demand would cause Maker to sell any equity securities of Payee and any profit realized by Maker from such sale to inure to and be recoverable by Payee, as the issuer of such equity securities, under Section 16(b) of the Securities Exchange Act of 1934, as amended.

        The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default under this Demand Promissory Note ("Event of Default"):

        (a) If Maker shall fail to pay the Note Amount in full upon demand or, if payment is not demanded prior to the Maturity Date, if Maker shall fail to pay the Note Amount in full by the Maturity Date.

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        (b)    If,  pursuant  to or within  the  meaning  of the  United  States
               Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall

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               (i) commence a voluntary case or proceeding,  (ii) consent to the entry of an order for relief against her in an involuntary  case,
               (iii)  consent  to  the  appointment  of  a  trustee,   receiver,
               assignee, liquidator or similar official, (iv) make an assignment for the benefit of her creditors, or (v) admit in writing her inability to pay her debts as they become due.

        (c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days.

        (d) If Maker shall fail to perform any other obligation or comply with any other covenant contained in this Demand Promissory Note or in the Pledge Agreement, or any representation or warranty of Maker contained herein or therein shall prove to have been false or misleading as of the time when made.

Maker shall notify Payee in writing within five (5) days after the occurrence of any Event of Default of which Maker acquires knowledge.

        Upon the occurrence of any Event of Default (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (a) by written notice to Maker, declare the entire unpaid principal balance of all accrued interest included in the Note Amount immediately due and payable regardless of any prior forbearance, and (b) exercise any and all rights and remedies available to it under applicable law, or in equity, including, without limitation, the right to collect from Maker all sums due under this Demand Promissory Note and all rights available to Payee under the Pledge Agreement. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Demand Promissory Note, including, without limitation, reasonable attorneys' fees and court costs. All such fees, costs and expenses shall be deemed to be part of the Note Amount and shall be secured by the Pledge Agreement.

        Payee shall have the right to sell, assign or otherwise transfer, either in part or in its entirety, any interest or right under this Demand Promissory Note to any individual or entity without Maker's consent and without notice. This Demand Promissory Note shall inure to the benefit of Payee, its successors, assigns, transferees, conveyees or purchasers.

        The rights and remedies of Payee under this Demand Promissory Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Demand Promissory Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Demand Promissory Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Demand Promissory Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee, (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given, and
(c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Demand Promissory Note.


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

        All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two (2) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

               Addresses for notices:

               If to Maker:

               Nedra D. Roney
               250 Pine Edge Lane
               Wilson, Wyoming
               Telephone:  (307) 734-6627
               Facsimile:   (307) 734-2680

               If to Payee:

               Nu Skin Asia Pacific, Inc.
               75 West Center Street
               Provo, Utah 84601
               Attention:  M. Truman Hunt
               Telephone:  (801) 345-5060
               Facsimile:   (801) 345-3099

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail). Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

        Any provision of this Demand Promissory Note that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Demand Promissory Note or affecting the validity or enforceability of the prohibited or unenforceable provision in any other jurisdiction.

        The Maker and all sureties, guarantors and endorsers hereof severally waive diligence, protest, demand, presentment for payment, dishonor, notice of protest, and notice of non-payment of this Demand Promissory Note, and agree that this Demand Promissory Note and any payment due or to become due hereunder may be extended, modified, amended or renewed from time to time by the Payee hereof without previous demand or notice. The Maker agrees to pay the entire Note Amount and all of Payee's costs of collection, if any, without set-off, counterclaim or any deduction whatsoever.

        This demand Promissory Note shall be governed by and construed in accordance with the internal laws of the State of Utah. All rights and obligations of the parties hereto shall be in addition to and not in limitation of those provided by applicable law. The parties hereto consent to the exclusive jurisdiction of the courts of the State of Utah and the federal courts within the State of Utah for the resolution of any dispute arising in connection

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with this Demand Promissory Note.

        IN WITNESS WHEREOF, the undersigned has executed this Demand Promissory Note as of the date first set forth above.

                                            NEDRA D. RONEY


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